Exhibit 99.1

Worldpay Reports Fourth Quarter and Full-Year 2018 Results

Accelerating Growth Highlights Successful First Year for Newly Combined Company

CINCINNATI and LONDON, February 26, 2019 - Worldpay, Inc. (NYSE: WP, LSE: WPY) (“Worldpay” or the “Company”) today announced financial results for the fourth quarter and full-year ended December 31, 2018. Worldpay, Inc. was formed on January 16, 2018 through Vantiv, Inc.’s acquisition of Worldpay Group plc. Net revenue for the Company increased 85% in the fourth quarter to $1,050 million as compared to $569 million in Vantiv, Inc.’s prior year period. Had the Company’s acquisition of Worldpay Group plc closed on January 1, 2017, net revenue would have increased by 9% on a pro forma basis and by 10% on a pro forma constant currency basis, when excluding $6 million in foreign exchange headwinds. On a GAAP basis, net income per diluted share attributable to Worldpay, Inc. increased to $0.36 as compared to $(0.37) in the prior year period. Adjusted net income per share increased 15% to $1.12 as compared to $0.97 in the prior year period. (See Schedule 1 for net income per diluted share attributable to Worldpay, Inc. and Schedule 2 for adjusted net income per share.)

“The high rates of organic growth and the continued acceleration in technology solutions shows the power of our strategy,” said Charles Drucker, chairman and chief executive officer. “Our strong business fundamentals position us for continued growth in 2019.”

Worldpay, Inc. Fourth Quarter 2018 Results (unaudited) (in millions, except share data)

	Three Months Ended
	December 31, 2018	December 31, 2017(1)	% Change	Pro Forma(2) % Change	Pro Forma(2) CC % Change
Net revenue	$1,050.0	$569.0	85%	9%	10%
Technology Solutions	443.7	225.5	97%	20%	21%
Merchant Solutions	516.1	258.2	100%	2%	3%
Issuer Solutions	90.2	85.3	6%	4%	4%

Adjusted EBITDA	$531.3	$281.7	89%
Adjusted. EBITDA Margin	50.6%	49.5%

GAAP Net income (loss) attributable to Worldpay, Inc.	$110.5	$(59.7)	NM
GAAP Net income (loss) per diluted share attributable to Worldpay, Inc.	$0.36	$(0.37)	NM

Adjusted net income attributable to Worldpay, Inc.	$352.1	$173.7	103%
Adjusted net income per share attributable to Worldpay, Inc.	$1.12	$0.97	15%

(1)	2017 actuals include Vantiv, Inc. results only.

(2)	Illustrates what the combined results would have been had the Vantiv, Inc./Worldpay Group plc transaction closed on January 1, 2017.

Fourth Quarter Adjusted EBITDA
For the fourth quarter, adjusted EBITDA was $531 million or 50.6% of net revenue, representing 110 basis points of adjusted EBITDA margin expansion as compared to Vantiv, Inc. results on a stand-alone basis in the prior year period. Had the Company’s acquisition of Worldpay Group plc closed on January 1, 2017, adjusted EBITDA margins would have expanded by 160 basis points on a pro forma basis over the prior year period, including $16 million in cost synergies realized during the quarter.

Full-Year Results
For the full-year 2018, net revenue increased 85% to $3,925 million as compared to $2,123 million in Vantiv Inc.’s prior year. Had the Company’s acquisition of Worldpay Group plc closed on January 1, 2017, net revenue would have increased by 10% on a pro forma basis and by 9% on a pro forma constant currency basis, when excluding $36 million in foreign exchange tailwinds. On a GAAP basis, net income per diluted share attributable to Worldpay, Inc. decreased to $0.04 as compared to $0.80 in the prior year period. The reduction in GAAP earnings is primarily due to transition, acquisition and integration costs and intangible amortization incurred in connection with the acquisition of Worldpay Group plc. Adjusted net income per share increased 20% to $4.05 as compared to $3.37 in the prior year period.

Worldpay, Inc. Full-Year 2018 Results (unaudited) (in millions, except share data)
	Year Ended
	December 31, 2018	December 31, 2017(1)	% Change	Pro Forma(2) % Change	Pro Forma(2) CC % Change
Net revenue	$3,925.4	$2,123.3	85%	10%	9%
Technology Solutions	1,601.4	809.6	98%	21%	20%
Merchant Solutions	1,976.2	977.9	102%	4%	3%
Issuer Solutions	347.8	335.8	4%	1%	1%

Adjusted EBITDA	$1,895.1	$1,018.0	86%
Adjusted. EBITDA Margin	48.3%	47.9%

GAAP Net income attributable to Worldpay, Inc.	$12.8	$130.1	(90)%
GAAP Net income per diluted share attributable to Worldpay, Inc.	$0.04	$0.80	(95)%

Adjusted net income attributable to Worldpay, Inc.	$1,246.7	$641.1	94%
Adjusted net income per share attributable to Worldpay, Inc.	$4.05	$3.37	20%

(1)	2017 actuals include Vantiv, Inc. results only.

(2)	Illustrates what the combined results would have been had the Vantiv, Inc./Worldpay Group plc transaction closed on January 1, 2017.

Full-Year Adjusted EBITDA
For the full-year 2018, adjusted EBITDA was $1,895 million or 48.3% of net revenue, representing 40 basis points of margin expansion as compared to Vantiv, Inc. results on a stand-alone basis in the prior year period. Had the acquisition of Worldpay Group plc closed on January 1, 2017, adjusted EBITDA margins would have expanded by 140 basis points on a pro forma basis over the prior year period, including $52 million in cost synergies realized during the year.

Debt Repayment
During the three months ended December 31, 2018, Worldpay reached the 4.0x leverage target that it committed to achieving with the announcement of the Worldpay Group plc acquisition. The Company achieved this target more than six months ahead of its initial mid-2019 expectation. Subsequently, in January 2019, Worldpay paid down the remaining $520 million of its Term B-3 loan, further reducing its outstanding debt.

Having honored its commitment to focus exclusively on debt repayment until it reached 4.0x leverage, the company returned to its historical capital allocation priorities, which include investing for growth, both organically and through M&A, balanced with ongoing debt repayment and share repurchases.

$150 Million Share Repurchase and $500 Million Share Repurchase Authorization
Consistent with its capital allocation priorities, Worldpay repurchased approximately 1.8 million shares for $150 million during the three months ended December 31, 2018 under its October 2016 share repurchase authorization. Following this repurchase, $93 million of its October 2016 share repurchase authorization remained.

In February 2019, Worldpay’s Board of Directors authorized the repurchase of up to $500 million in additional shares of Worldpay Class A common stock, providing the company with a total authorization of approximately $593 million available for share repurchases.

Worldpay, Inc. First Quarter and Full-Year 2019 Financial Outlook (in millions, except share data)

	First Quarter Outlook		Full-Year Outlook
	Three Months Ended March 31,		Year Ended December 31,
	2019 Outlook	2018 Actuals(1)	2019 Outlook	2018 Actuals(1)
Net revenue	$940 - $955	$851	$4,200- $4,260	$3,925
GAAP Net income per diluted share attributable to Worldpay, Inc	$0.01 - $0.08	$(0.36)	$1.00 - $1.50	$0.04
Adjusted net income per share	$0.87 - $0.90	$0.81	$4.50 - $4.60	$4.05

(1)	Excludes Worldpay Group plc results for the period which was prior to the January 16, 2018 transaction close.

ASC 606
Worldpay adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective January 1, 2018. Under ASC 606, Network fees and other costs are now netted against Revenue and no longer appear as an expense between Revenue and Net revenue as they were shown in prior periods. As a result, Revenue and Net revenue are now equivalent. This change in presentation reduces Revenue by the amount of Network fees and other costs to an amount equivalent to Net revenue, but has no impact on Net income, Adjusted net income, or Adjusted EBITDA.

Earnings Conference Call and Audio Webcast
The Company will host a conference call to discuss the fourth quarter and full-year 2018 financial results today at 8:00 a.m. ET. The conference call can be accessed live over the phone in the U.S. and Canada by dialing (866) 548-4713, in the U.K. by dialing 0800 358 6377, or for international callers +1 (323) 794-2093, and referencing code 4344097#. A replay will be available approximately two hours after the call concludes and can be accessed for the U.S. and Canada by dialing (888) 203-1112, in the U.K. by dialing 0808 101 1153, or for international callers +1 (719) 457-0820, and entering replay passcode 4344097#. The call will also be webcast live from the Company's investor relations website at http://investor.worldpay.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Worldpay, Inc.
Worldpay, Inc. (NYSE: WP; LSE: WPY) is a leading payments technology company with unique capability to power global omni-commerce. With an integrated technology platform, Worldpay offers a comprehensive suite of products and services, delivered globally through a single provider. Worldpay processes over 40 billion transactions annually, supporting more than 300 payment types across 146 countries and 126 currencies. The company is focused on expanding into high-growth markets and customer segments, including global eCommerce, integrated payments and B2B. Visit us at www.worldpay.com.

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, Underlying EBITDA, adjusted net income, and adjusted net income per share. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and adjusted financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) implementation of our new acquiring platform; (vi) our ability to expand our market share or enter new markets; (vii) the outcome of Brexit; (viii) our ability to successfully integrate the businesses of our predecessor companies; (ix) our ability to identify and complete acquisitions and partnerships; (x) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or card schemes or changes in those requirements; (xi) our ability to pass along fee increases; (xii) termination of sponsorship or clearing services; (xiii) loss of clients or referral partners; (xiv) geopolitical, regulatory, tax and business risks associated with our international operations; (xv) economic and political uncertainty; (xvi) reductions in overall consumer, business and government spending; (xvii) fraud by merchants or others; (xviii) a decline in the use of credit, debit or prepaid cards; (xix) consolidation in the banking and retail industries; (xx) our ability to mitigate risk; (xxi) government regulation, including regulation aimed at protecting consumer information and banking regulation; (xxii) changes in tax laws; (xxiii) changes in foreign currency exchange rates; (xxiv) outcomes of future litigation or investigations; and (xxv) our dual-listings with the NYSE and LSE. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA or Ignatius Njoku
Investor Relations
(866) 254-4811
(513) 900-4811
IR@worldpay.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@worldpay.com

Schedule 1
Worldpay, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions, except share data)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2018	2017	% Change	2018	2017	% Change
Total revenue	$1,050.0	$1,065.9	NM	$3,925.4	$4,026.5	NM
Network fees and other costs(1)	—	496.9	NM	—	1,903.2	NM
Net revenue(1)	1,050.0	569.0	85%	3,925.4	2,123.3	85%
Sales and marketing	286.5	172.4	66%	1,131.7	669.5	69%
Other operating costs	182.6	84.4	116%	698.0	318.7	119%
General and administrative	134.5	105.5	27%	662.1	295.1	124%
Depreciation and amortization	271.0	81.5	233%	1,095.0	318.5	244%
Income from operations	175.4	125.2	40%	338.6	521.5	(35)%
Interest expense—net	(74.6)	(43.2)	73%	(304.9)	(140.6)	NM
Non-operating (expense) income(2)	(7.7)	419.1	NM	(41.8)	432.8	NM
(Loss) income before applicable income taxes	93.1	501.1	(81)%	(8.1)	813.7	NM
Income tax (benefit) expense(3)	(22.7)	547.5	NM	(27.7)	631.0	NM
Net income (loss)	115.8	(46.4)	NM	19.6	182.7	(89)%
Less: Net income attributable to non-controlling interests	(5.3)	(13.3)	NM	(6.8)	(52.6)	NM
Net income (loss) attributable to Worldpay, Inc.	$110.5	$(59.7)	NM	$12.8	$130.1	(90)%
Net income (loss) per share attributable to Worldpay, Inc. Class A common stock:
Basic	$0.37	$(0.37)	NM	$0.04	$0.81	(95)%
Diluted(4)	$0.36	$(0.37)	NM	$0.04	$0.80	(95)%
Shares used in computing net income (loss) per share of Class A common stock:
Basic	300,728,982	161,554,183		292,992,892	161,293,062
Diluted	303,068,119	161,554,183		295,214,282	162,807,146

(1)
Based on the Company’s adoption of Accounting Standard Update 2014-09, Revenue From Contracts With Customers (Topic 606) (“ASC 606”) effective January 1, 2018, Network fees and other costs are now netted against Revenue. For the three months and year ended December 31, 2018, Revenue is equivalent to Net revenue as a result of the company’s adoption of ASC 606. For the three months and year ended December 31, 2017, Net revenue is equivalent to Revenue less Network fees and other costs.

(2)
Non-operating expense for the year ended December 31, 2018 primarily consists of expenses relating to the Company’s financing arrangements entered into in connection with the Worldpay Group plc acquisition, repricing of the Company’s debt in June 2018 and the change in fair value of the Mercury tax receivable agreement (“TRA”), partially offset by a gain on the settlement of a deal contingent forward entered into in connection with the Company’s acquisition of Worldpay Group plc. Non-operating income for the three months and year ended December 31, 2017 primarily consists of a gain relating to the impact to the TRA liability as a result of the Tax Cuts and Jobs Act (“Tax Reform”) being enacted on December 22, 2017 and an unrealized gain relating to the change in the fair value of a deal contingent forward entered into in connection with the Worldpay Group plc acquisition, partially offset by the change in fair value of the Mercury TRA.

(3)
Income tax expense for the three months and year ended December 31, 2017, includes an adjustment of $363.6 million to deferred taxes for the change in tax rates and the impact to the TRA discussed in (2) above, both resulting from the Tax Reform enacted on December 22, 2017.

(4)
Due to our structure as a C corporation and Worldpay Holding’s structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect the Company’s income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Worldpay Holding into shares of our Class A common stock. During the three months and year ended December 31, 2018, approximately 10.3 million and 12.7 million weighted-average Class B units of Worldpay Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. During the three months and year ended December 31, 2017, approximately 15.3 million and 27.2 million weighted-average Class B units of Worldpay Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. As the Class B units of Worldpay Holding were not included, the numerator used in the calculation of diluted net income per share was equal to the numerator used in the calculation of basic net income per share for the three months and year ended December 31, 2017. Additionally, due to the net loss for the three months ended December 31, 2017, any remaining potentially dilutive securities were also excluded from the denominator in computing dilutive net income per share.

Schedule 2
Worldpay, Inc.
Adjusted Net Income
(Unaudited)
(in millions, except share data)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2018	2017	%Change	2018	2017	% Change
Income (loss) before applicable income taxes	$93.1	$501.1	(81)%	$(8.1)	$813.7	NM
Non-GAAP Adjustments:
Transition, acquisition and integration costs(1)(2)	59.1	62.2	(5)%	336.7	130.1	159%
Share-based compensation(2)	25.8	12.8	102%	124.8	47.9	161%
Intangible amortization(2)(3)	223.4	56.3	297%	938.4	217.8	331%
Non-operating expense (income)(4)	7.7	(419.1)	NM	41.8	(432.8)	NM
Non-GAAP adjusted income before applicable income taxes	409.1	213.3	92%	1,433.6	776.7	85%
Less: Adjustments
Adjusted tax expense(5)	56.2	39.0	44%	184.9	133.8	38%
Adjusted tax rate	14%	18%		13%	17%

Other(6)	0.8	0.6	33%	2.0	1.8	11%
Adjusted net income	$352.1	$173.7	103%	$1,246.7	$641.1	94%

Adjusted net income per share	$1.12	$0.97	15%	$4.05	$3.37	20%
Adjusted shares outstanding(7)	313,320,945	178,625,196		307,912,163	190,052,282
Non-GAAP and Adjusted Financial Measures
This schedule presents non-GAAP and adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP. Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

Adjusted net income is derived from GAAP income before applicable income taxes and adjusted for the following items described below:

(1)
Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Included in Transition, acquisition and integration costs for the three months and year ended December 31, 2017 is a charge of $3.5 million and $41.5 million, respectively, to G&A related to a settlement agreement stemming from legacy litigation of an acquired company.

(2)	Below are the adjustments to Other operating costs, General and administrative and Depreciation and amortization.

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Transition, Acquisition & Integration	Share-Based Compensation	Amortization Of Intangible Assets	Transition, Acquisition & Integration	Share-Based Compensation	Amortization Of Intangible Assets
Other operating costs	$23.9	$—	$—	$4.0	$—	$—
General and administrative	35.2	25.8	—	58.2	12.8	—
Depreciation and amortization	—	—	223.4	—	—	56.3
Total adjustments	$59.1	$25.8	$223.4	$62.2	$12.8	$56.3

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Transition, Acquisition & Integration	Share-Based Compensation	Amortization Of Intangible Assets	Transition, Acquisition & Integration	Share-Based Compensation	Amortization Of Intangible Assets
Other operating costs	$77.9	$—	$—	$14.8	$—	$—
General and administrative	258.8	124.8	—	115.3	47.9	—
Depreciation and amortization	—	—	938.4	—	—	217.8
Total adjustments	$336.7	$124.8	$938.4	$130.1	$47.9	$217.8

(3)	Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.

(4)	See note (2) in Schedule 1.

(5)
Represents adjusted income tax expense to reflect an adjusted effective tax rate of 19.8% for 2018 and 34% for 2017, assuming the conversion of the Class B units of Worldpay Holding into shares of Class A common stock, including the tax effect of adjustments described above. Adjusted tax expense includes tax benefits due to (a) the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions and (b) the tax basis step up associated with our separation from Fifth Third Bank and the (c) purchase or exchange of Class B units of Worldpay Holding, net of payment obligations under tax receivable agreements.

(6)	Represents the non-controlling interest, net of adjusted income tax expense discussed in (5) above, associated with a consolidated joint venture.

(7)
The adjusted shares outstanding include 10.3 million and 12.7 million weighted-average Class B units that are excluded from the GAAP dilutive net income per share calculation for the year ended December 31, 2018. Additionally, the adjusted shares outstanding include 17.1 million and 27.2 million weighted-average Class B units that are excluded from the GAAP dilutive net income per share calculation for the three months and year ended December 31, 2017, respectively.

Schedule 3
Worldpay, Inc.
Segment Information
(Unaudited)
(in millions)

Technology Solutions

	Three Months Ended December 31,
	2018	2017	% Change
Total revenue	$443.7	$345.1	NM
Network fees and other costs	—	119.6	NM
Net revenue (1)	443.7	225.5	97%
Sales and marketing	113.7	74.6	52%
Segment profit	330.0	150.9	119%

	Year Ended December 31,
	2018	2017	% Change
Total revenue	$1,601.4	$1,264.5	NM
Network fees and other costs	—	454.9	NM
Net revenue (1)	1,601.4	809.6	98%
Sales and marketing	422.9	277.9	52%
Segment profit	$1,178.5	$531.7	122%

Merchant Solutions

	Three Months Ended December 31,
	2018	2017	% Change
Total revenue	$516.1	$607.2	NM
Network fees and other costs	—	349.0	NM
Net revenue (1)	516.1	258.2	100%
Sales and marketing	166.9	92.3	81%
Segment profit	$349.2	$165.9	110%

	Year Ended December 31,
	2018	2017	% Change
Total revenue	$1,976.2	$2,303.1	NM
Network fees and other costs	—	1,325.2	NM
Net revenue (1)	1,976.2	977.9	102%
Sales and marketing	683.7	368.6	85%
Segment profit	$1,292.5	$609.3	112%

Issuer Solutions

	Three Months Ended December 31,
	2018	2017	% Change
Total revenue	$90.2	$113.6	NM
Network fees and other costs	—	28.3	NM
Net revenue (1)	90.2	85.3	6%
Sales and marketing	5.9	5.5	7%
Segment profit	$84.3	$79.8	6%

	Year Ended December 31,
	2018	2017	% Change
Total revenue	$347.8	$458.9	NM
Network fees and other costs	—	123.1	NM
Net revenue (1)	347.8	335.8	4%
Sales and marketing	25.1	23.0	9%
Segment profit	$322.7	$312.8	3%

(1)	See note (1) in Schedule 1.

Schedule 4
Worldpay, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in millions)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$196.5	$126.5
Accounts receivable—net	1,694.8	986.6
Settlement assets and merchant float	3,132.3	142.0
Prepaid expenses	80.0	33.5
Other	526.1	84.0
Total current assets	5,629.7	1,372.6

Property, equipment and software—net	1,074.1	473.7
Intangible assets—net	3,127.8	678.5
Goodwill	14,137.9	4,173.0
Deferred taxes	789.9	739.5
Proceeds from senior unsecured notes	—	1,135.2
Other assets	129.1	94.5
Total assets	$24,888.5	$8,667.0

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$1,188.7	$631.9
Settlement obligations	3,723.6	816.2
Current portion of note payable	225.7	107.9
Current portion of tax receivable agreement obligations	73.1	245.5
Deferred income	25.1	18.9
Current maturities of capital lease obligations	22.7	8.0
Other	630.3	6.0
Total current liabilities	5,889.2	1,834.4
Long-term liabilities:
Note payable	7,622.1	5,586.4
Tax receivable agreement obligations	590.8	535.0
Capital lease obligations	34.3	4.5
Deferred taxes	473.7	65.6
Other	74.4	40.5
Total long-term liabilities	8,795.3	6,232.0
Total liabilities	14,684.5	8,066.4

Commitments and contingencies
Equity:
Total equity (1)	10,204.0	600.6
Total liabilities and equity	$24,888.5	$8,667.0

(1)	Includes equity attributable to non-controlling interests.

Schedule 5
Worldpay, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Year Ended
	December 31, 2018	December 31, 2017
Operating Activities:
Net income	$19.6	$182.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,095.0	318.5
Amortization of customer incentives	27.4	24.3
Amortization and write-off of debt issuance costs	69.6	6.0
Gain on foreign currency forward	(35.9)	(33.1)
Share-based compensation expense	124.8	47.9
Deferred tax (benefit) expense	(91.1)	596.8
Tax receivable agreements non-cash items	(3.0)	(421.7)
Other	20.9	4.0
Change in operating assets and liabilities:
Accounts receivable	(172.3)	(38.9)
Net settlement assets and obligations	63.0	25.3
Prepaid and other assets	(64.7)	(25.7)
Accounts payable and accrued expenses	(141.0)	130.5
Other liabilities	24.0	(31.8)
Net cash provided by operating activities	936.3	784.8
Investing Activities:
Purchases of property and equipment	(304.9)	(110.8)
Acquisition of customer portfolios and related assets and other	(74.4)	(41.8)
Purchase of interest rate caps	(8.1)	—
Proceeds from foreign currency forward	71.5	—
Cash acquired (used) in acquisitions, net of cash used	1,389.6	(531.5)
Net cash provided by (used in) investing activities	1,073.7	(684.1)
Financing Activities:
Proceeds from issuance of long-term debt	2,951.8	1,270.0
Proceeds from issuance of senior unsecured notes	—	1,135.2
Borrowings on revolving credit facility	4,076.0	8,442.0
Repayment of revolving credit facility	(4,251.0)	(8,217.0)
Repayment of debt and capital lease obligations	(2,835.1)	(143.7)
Payment of debt issuance costs	(91.1)	(27.6)
Proceeds from issuance of Class A common stock under employee stock plans	23.8	14.5
Purchase and cancellation of Class A common stock	—	(1,268.0)
Repurchase of Class A common stock (including to satisfy tax withholding obligations)	(176.6)	(10.1)
Settlement of and payments under certain tax receivable agreements	(196.0)	(140.3)
Distribution to non-controlling interests	(10.5)	(22.6)
Net cash (used in) provided by financing activities	(508.7)	1,032.4
Net increase in cash and cash equivalents	1,501.3	1,133.1
Cash and cash equivalents—Beginning of period	1,272.2	139.1
Effect of exchange rate changes on cash	(192.2)	—
Cash and cash equivalents—End of period	$2,581.3	$1,272.2
Cash Payments:
Interest	$302.9	$123.1
Income taxes	29.4	45.8
Non-cash Items:
Issuance of tax receivable agreements to related parties	$120.9	$647.5
(to be continued)

Schedule 5
Worldpay, Inc.
Consolidated Statements of Cash Flows (Continued)
(Unaudited)
(in millions)

Reconciliation of cash and cash equivalents to the Condensed Consolidated Statement of Financial Position

	Year Ended
	December 31, 2018	December 31, 2017
Cash and cash equivalents on the Condensed Consolidated Financial Statements	$196.5	$126.5
Proceeds from senior unsecured notes	—	1,135.2
Other restricted cash (in other current assets)	482.1	10.5
Merchant float (in settlement assets and merchant float)	1,902.7	—
Total cash and cash equivalents on the Consolidated Statement of Cash Flows	$2,581.3	$1,272.2

Schedule 6
Worldpay, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in millions)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2018	2017	% Change	2018	2017	% Change
Net income (loss)	$115.8	$(46.4)	NM	$19.6	$182.7	(89)%
Income tax (benefit) expense(1)	(22.7)	547.5	NM	(27.7)	631.0	NM
Non-operating expense (income)(2)	7.7	(419.1)	NM	41.8	(432.8)	NM
Interest expense—net	74.6	43.2	73%	304.9	140.6	117%
Share-based compensation	25.8	12.8	102%	124.8	47.9	161%
Transition, acquisition and integration costs(3)	59.1	62.2	(5)%	336.7	130.1	159%
Depreciation and amortization	271.0	81.5	233%	1,095.0	318.5	244%
Adjusted EBITDA	$531.3	$281.7	89%	$1,895.1	$1,018.0	86%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1)	See note (3) in Schedule 1.

(2)	See note (2) in Schedule 1.

(3)	See notes (1) and (2) in Schedule 2.

Schedule 7
Worldpay, Inc.
Outlook Summary
(Unaudited)

	First Quarter Financial Outlook		Full Year Financial Outlook
	Three Months Ended March 31,		Year Ended December 31,
	2019 Outlook	2018 Actual(1)	2019 Outlook	2018 Actual(1)
GAAP net income per share attributable to Worldpay, Inc.	$0.01 - $0.08	$(0.36)	$1.00 - $1.50	$0.04
Adjustments to reconcile GAAP to non-GAAP adjusted net income per share(2)	$0.86 - $0.82	$1.17	$3.50 - $3.10	$4.01
Adjusted net income per share	$0.87 - $0.90	$0.81	$4.50 - $4.60	$4.05

Non-GAAP and Adjusted Financial Measures
This schedule presents non-GAAP and adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

(1)	Excludes Worldpay Group plc EPS calculation for the period prior to the acquisition closing from January 1, 2018 to January 15, 2018.

(2)
2019 represents an estimated range of adjustments for the following items: (a) integration costs incurred in connection with our prior acquisitions, charges related to employee termination benefits resulting from acquisition integration and other transition activities; (b) share-based compensation; (c) amortization of acquired intangible assets and customer portfolio and related asset acquisitions; (d) non-operating expense/income (f) adjustments to income tax expense to reflect the tax effect of adjustments described above, tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

2018 includes adjustments for the following items: (a) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits resulting from acquisition integration and other transition activities; (b) share-based compensation; (c) amortization of acquired intangible assets and customer portfolio and related asset acquisitions; (d) non-operating expense/income (f) adjustments to income tax expense to reflect the tax effect of adjustments described above, adjustments to deferred taxes and the TRA liability both resulting from US tax reform, adjustments to the TRA liability tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.